Exhibit 4.14
TERMS AND CONDITIONS GOVERNING EMPLOYEE RESTRICTED STOCK UNITS 2021/2026 IN SPOTIFY TECHNOLOGY S.A.
1. RESTRICTED STOCK UNIT ISSUER AND HOLDER
1.1Spotify Technology S.A., a Luxembourg société anonyme, with registered address at 42-44, avenue de la Gare, L-1610 Luxembourg, registered with the Luxembourg Trade and Companies’ Register under number B 123.052 (the “Company”).
1.2Employee of the Company or of any affiliate, subsidiary or other company controlled by the Company (collectively, the “Group,” each individually, a “Group Company”) who has received an individual notice of grant (the “Holder”).
2.BACKGROUND
2.1The Company’s board of directors (the “Board”) considers the existence of efficient share-related incentive programs for employees of the Group to be of material importance for the development of the Group. By connecting employees’ economic interests to the Group’s results and value trend, a long-term increase in value is promoted. Accordingly, the interests of participating employees and shareholders will coincide.
2.2The foregoing notwithstanding, this restricted stock unit program (the “Restricted Stock Unit Program”) shall not form part of the Holders’ overall compensation and benefits under their contracts of employment with a Group Company, and if applicable, for the avoidance of doubt, shall not entitle any Holder to any pension or other similar benefits. In addition, the existence of a contract of employment between a Holder and a Group Company shall not give the Holder any right or expectation to be granted Restricted Stock Units at any time under the Restricted Stock Unit Program or otherwise. Moreover, the granting of a Restricted Stock Unit shall not give the Holder any right or expectation to be granted additional Restricted Stock Units at any time under the Restricted Stock Unit Program or otherwise.
3.RESTRICTED STOCK UNIT; SHARES AVAILABLE
3.1Subject to the terms and conditions set out herein, the Holder is entitled to delivery of one share in the Company (a “Share”) per restricted stock unit (a “Restricted Stock Unit”). Subject to the provisions of clauses 7.1.6 and 7.2.3, the maximum aggregate number of Shares that may be subject to Restricted Stock Units under the Pool is 31,850,000 Shares.
3.2“Pool” means the Shares granted under the Restricted Stock Unit Program and the Terms and Conditions Governing Employee Stock Options 2021/2026 in Spotify Technology S.A. (each, a “Pool Plan”).
Shares available for grant or sale under the Pool will be reduced by the net Shares granted under any of the Pool Plans.
4.IMPLEMENTATION AND GRANT
4.1The Restricted Stock Unit Program shall be effective as per April 1, 2021 (the “Implementation Date”).
4.2Restricted Stock Units may be granted to the Holder during the period as from and including April 1, 2021 up to and including March 31, 2026. The determination of the employees who will be granted Restricted Stock Units, and the date or dates of grants of Restricted Stock Units during such period (each, a “Date of Grant”), shall be determined by the Board in its sole discretion.

5.EMPLOYEE VESTING
5.1Employee vesting general
5.1.1Subject to continued employment with the Group, vesting of the Restricted Stock Units shall occur on the same date in each relevant calendar month as the Date of Grant in accordance with the following:
(a) initially, 3/48 shall vest in the third calendar month following the Date of Grant; and
(b) thereafter, 1/48 shall vest each calendar month.
Notwithstanding the foregoing, if there is no such date specified in (a) or (b) in the relevant calendar month, vesting shall occur on the last day of such month. The vesting schedule set out in this clause 5.1.1 may be amended pursuant to clause 5.1.2, 5.2 and 5.3.
5.1.2Notwithstanding the aforesaid, the Board shall be entitled, in its sole discretion, to grant Restricted Stock Units that are subject to a different vesting schedule.
5.2Employee leave of absence
5.2.1If the Holder goes on leave of absence, such Holder’s Restricted Stock Units will not vest during the leave of absence, except as set forth below in this clause 5.2. The Restricted Stock Units that do not vest during the leave of absence as a consequence of the Holder’s leave of absence shall lapse immediately, if not otherwise determined by the Board.
5.2.2If the Holder is on leave of absence due to parental leave (including maternity or paternity leave), sick leave, vacation leave or other paid time off or legally protected leave, such Holder’s Restricted Stock Units shall continue to vest on the original vesting schedule during the leave of absence. The same shall apply for any other leave of absence during which vesting on the original schedule must continue under applicable law.
5.2.3If the Holder is on leave of absence due to any other reason (e.g. studying) than as set out in clause 5.2.2, or if the Holder otherwise reduces his/her contractual working hours for the employer after the Date of Grant of the Holder’s Restricted Stock Units, but the Holder still works part-time for the employer, such Holder’s Restricted Stock Units shall vest pro rata in relation to a full-time job. If the Holder’s contractual working hours prior to leave of absence or reduction of contractual working hours did not amount to a full-time job, such Holder’s Restricted Stock Units shall vest pro rata in relation to the contractual working hours prior to such leave of absence or reduction of contractual working hours. The same shall apply for any other leave of absence during which pro rata vesting must continue under applicable law. For the purpose of this clause 5.2.3, a full-time job shall correspond to the number of working hours per week set out in the Holder’s employment agreement as the standard for a full-time job.
5.3Employee termination of employment
5.3.1If (i) the Holder resigns for any reason, including by reason of Holder retiring pursuant to the terms of his/her employment contract or regulatory requirements or (ii) the employer terminates the employment of the Holder with the Group for any reason, all unvested Restricted Stock Units shall cease vesting as of the date of termination of employment and shall immediately lapse.
5.3.2If (i) the Holder resigns, or (ii) the employer terminates the employment of the Holder with the Group, or (iii) the Holder is exempt from work in connection with an anticipated termination of employment, or (iv) the Holder retires pursuant to the terms of his/her employment contract or regulatory requirements, termination of employment for purposes of the Restricted Stock Units shall be deemed to occur immediately after the end of the last day of employment, taking into account any notice period (but, for the avoidance of doubt, not including any further period over which any severance payment or consideration for non-compete restriction or similar is paid out). Notwithstanding the foregoing, the Board shall be entitled, in its sole discretion, to resolve that termination of employment shall be deemed to occur at a later point in time.
5.3.3If a Holder changes the entity for which he or she is employed, but remains employed by the Group, such change will not be deemed a termination of employment for purposes of his/her Restricted Stock Units, provided that there is no other interruption or termination of the Holder’s employment, unless the Board, in its sole discretion, determines that the entity to which the Holder transfers is not a qualified affiliate of the Group. If a Holder changes the capacity in which he/she provides service to the Group from an employee to an independent contractor or consultant, such change will be deemed a termination of employment for purposes of his/her Restricted Stock Units.
5.3.4If the Holder, when he/she commences his/her employment with the Group, is subject to a probationary or trial employment and, at the end of such probationary or trial employment, the employment with the Group is terminated (for whatever reason), all Restricted Stock Units shall lapse and be forfeited on the date of termination of employment.
6.SETTLEMENT
6.1Settlement will occur through an electronic platform and with no paper documentation to be executed by the Holder. To this effect, the Holder will receive an individual username and an individual password from the Company, giving her/him access to a personal account on the electronic platform. Once the Holder will have logged-in and accepted the terms and conditions of the Restricted Stock Unit Program applicable to her/him, she/he will be able to carry out any actions required to settle (i) any Withholding Obligation (as defined in clause 11.1 below) and (ii) Holder’s Tax Liability (as defined in clause 11.2 below), in each case as and to the extent the Board requires in its sole discretion (any such Withholding Obligations or Holder’s Tax Liability that the Board requires to be so settled, the “Holder’s Payment Obligations”).
6.2Without limiting the foregoing, unless the Board determines otherwise, Holder’s Payment Obligations will be satisfied by a “net settlement” arrangement pursuant to which the Company will reduce the number of Shares issuable upon vesting or settlement by the minimum number of Shares (rounded up to the nearest whole Share, without any consideration to the Holder for such rounding) as are sufficient to satisfy Holder’s Payment Obligations (“Net Settlement”).
6.3To the extent the Board determines that Net Settlement will not be used to satisfy a Holder’s Payment Obligations, the Board may require the Holder to satisfy such Holder’s Payment Obligations by any other method or combination of methods determined in the Board’s sole discretion, including, without limitation, by:
i.placing a market sell order with a broker acceptable to the Board covering the minimum number of Shares (rounded up to the nearest whole Share) then being distributed in respect of vested Restricted Stock Units as are sufficient to satisfy Holder’s Payment Obligations. The net proceeds of such sale shall be delivered to the Company or its applicable Subsidiary upon the settlement of such sale, and any excess proceeds resulting from rounding up to the nearest whole Share shall be deposited into the Holder’s account on the electronic platform; or
ii.a “cash settlement” arrangement pursuant to which the Holder’s Payment Obligations shall be satisfied with money that shall have been paid by the Holder to the Holder’s personal account on the electronic platform.
6.4As soon as reasonably practicable (but no later than 30 days) following the completion of all actions required by the Holder to settle the Holder’s Payment Obligations with respect to any Restricted Stock Units that become vested (or if no such actions are required, within 30 days following the vesting date), the Company shall issue the number of Shares subject to the Restricted Stock Units that become vested in the name of the Holder (or if deceased, the Holder’s legal representative) (less any Shares reduced or sold pursuant to this clause 6). The Shares will be issued as fully paid and nonassessable Shares and may be authorized but previously unissued shares, treasury shares or shares purchased in the open market.
6.5If the Holder does not complete any required actions to settle the Holder’s Payment Obligations with respect to any Restricted Stock Units that vested within 30 days following the applicable vesting date, then such Restricted Stock Units will be cancelled with respect to those Shares that would otherwise have become issuable therefor, unless otherwise decided by the Board.
7.AMENDMENT OF THE RESTRICTED STOCK UNITS; ADJUSTMENT
7.1Change in Control
7.1.1With respect to any Restricted Stock Units that remain unvested as of the date immediately following the date of the Change in Control, the Board may, in its sole discretion, decide to (i) have these terms and conditions continue following the effective date of the Change in Control in accordance with the provisions of clause 7.1.2, (ii) allow a grant of substantially equivalent rights (i.e., among other things, that preserves the intrinsic value and vesting schedule of the Restricted Stock Units) with respect to securities in a new company to the rights the Holder had in the Company immediately before the Change in Control in accordance with the provisions of clause 7.1.3 or (iii) allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder in accordance with the provisions of clause 7.1.4.
7.1.2If the Board decides to have these terms and conditions continue following the effective date of the Change in Control, the vesting and settlement schedule as set forth in clauses 5 and 6 shall remain unaffected by the Change in Control.
7.1.3If the Board decides to allow a grant of substantially equivalent rights with respect to securities in a new company to the rights the Holder had in the Company immediately before the Change in Control, all unvested Restricted Stock Units shall lapse and be cancelled as of the closing and, subject to the grant of such substantially equivalent rights, the Holder shall have no further rights pursuant to the Restricted Stock Units after the closing.
7.1.4If the Board decides to allow an amendment of the terms and conditions to the effect that, following the Change in Control, a new company assumes the Company’s rights and obligations hereunder, the Holder’s vested and unsettled Restricted Stock Units and unvested Restricted Stock Units shall relate to shares in such new company.
7.1.5If the Group, or any successor thereto, in connection with or within a period of 6 months following the closing of a Change in Control, terminates the employment of the Holder, other than for (i) the Holder’s willful failure to perform, or serious negligence or misconduct in the performance of his/her duties and responsibilities as an employee; or (ii) any breach by the Holder of any material provision of these terms and conditions and/or any breach of any material provision of his/her employment agreement; or (iii) the Holder’s violation of any material policy of any Group Company or any other material external (e.g., professional) standards or codes of conduct to which the Holder may be subject; or (iv) the Holder’s breach of any fiduciary duty or duty of loyalty owed to any Group Company or the Holder’s commission of fraud, embezzlement, theft or other act of dishonesty with respect to any Group Company; or (v) the Holder’s commission of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude or affecting any Group Company; or (vi) any act or failure to act by the Holder that the Holder knows or reasonably should know is likely to be materially injurious to the business or reputation of the Group or any Group Company; or (vii) any other circumstances constituting just cause for dismissal due to personal grounds (Sw. saklig grund för uppsägning på grund av personliga skäl) under Swedish law or similar circumstances under other applicable law (each of (i) through (vii) a “Cause”), and if any Restricted Stock Units are subject to continued vesting after the Change in Control in accordance with this clause 7.1, all of the Holder’s unvested Restricted Stock Units shall vest as of the date of his or her termination of employment.
7.1.6If any share split, reverse share split, share dividend, recapitalization, combination, reclassification or other distribution of the Company’s Shares without the receipt of consideration by the Company occurs, the Board will adjust the number and class of Shares that may be delivered under the number and class of Shares covered by each outstanding Restricted Stock Unit and in a manner that complies with all applicable laws to prevent diminution or enlargement of the benefits or potential benefits intended to be made available with respect to any grant of any Restricted Stock Unit.
7.1.7“Change in Control” shall mean and include each of the following:
(i) a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (w) any acquisition by the Company; (x) any acquisition by an employee benefit plan maintained by the Company, (y) any acquisition which complies with clauses 7.1.7 (iii)(I)-(III); or (z) in respect of an Restricted Stock Unit held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);
(ii) the Incumbent Directors cease for any reason to constitute a majority of the Board;
(iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (I) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (II) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (II) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and (III) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or (iv) the date which is 10 days on which banks are open for business generally (and not for internet banking only) in Luxembourg and the U.S. prior to the completion of a liquidation or dissolution of the Company.
7.1.8“Incumbent Directors” shall mean for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause 7.1.7(i) or 7.1.7(iii)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
7.2Share for share exchange etc.
7.2.1If the Company’s shareholders perform a share for share exchange for the purpose of creating a new holding company to the Company, or if a new company otherwise replaces the Company as the holding company in the Group, and such transaction is not a Change in Control, the Board shall use reasonable efforts to either: (a) ensure that the Holder receives substantially equivalent rights with respect to securities in the new holding company as the Holder had in the Company immediately before such transaction, provided that the Holder in writing waives any rights under the Restricted Stock Units, which shall lapse and be cancelled as a consequence thereof; or (b) amend these terms and conditions to the effect that the new holding company assumes the Company’s rights and obligations hereunder and that the Holder’s vested and unsettled Restricted Stock Units and unvested Restricted Stock Units shall relate to shares in such new company.
7.2.2In the event of a transaction as described in clause 7.2.1, the Holder shall always be obliged upon the Board’s request to, in case of (a) in clause 7.2.1, waive any rights under the Restricted Stock Units provided that the Holder receives substantially equivalent rights in the new holding company as the Holder had in the Company immediately before such transaction or, in case of (b) in clause 7.2.1, approve any such amendment to these terms and conditions. No waiver shall be requested or required, and the Company may act unilaterally in accordance with this clause 7.2, provided that the Restricted Stock Units preserve the material terms and conditions of the underlying rights, including the vesting schedule and the intrinsic value of the Restricted Stock Unit as of immediately prior to such transaction.
7.2.3If the Company effects a change of the classes of outstanding Company securities, the Board shall, appropriately and proportionately adjust the class of securities subject to the Restricted Stock Units. The Board will make such adjustments, and its determination will be final, binding and conclusive.
8.CANCELLATION OF RESTRICTED STOCK UNITS IN CASE OF A MATERIAL BREACH
8.1If the Holder commits a material breach of any of its obligations under these terms and conditions and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Company shall be entitled to cancel the Holder’s Restricted Stock Units, which as a consequence thereof shall lapse.
8.2A material breach for purposes of clause 8 and 9 shall mean a breach by the Holder of the provisions in clauses 6.3, 7.2, 10, 11, 13.1 or 13.5 or any other breach by the Holder of these terms and conditions that is reasonably likely to have a material adverse effect on the Company.
9.LIQUIDATED DAMAGES IN CASE OF A MATERIAL BREACH
9.1If the Holder commits a material breach in accordance with clause 8.2 and the breach has not been rectified within 15 calendar days from the date the Holder receives a written demand for rectification, the Holder shall upon written request by the Company pay liquidated damages in an amount corresponding to 50 percent of the aggregate then-current fair market value of the Shares represented by or delivered upon settlement of the Restricted Stock Units. The Company shall not be entitled to demand liquidated damages if the Company has cancelled the Holder’s Restricted Stock Units pursuant to clause 8.1.
9.2If the Holder commits a material breach of any of its obligations under these terms and conditions, the Company is entitled, in addition to any liquidated damages in accordance with the provisions of clause 9.1, to claim damages in an amount corresponding to the difference between the actual damage suffered and the liquidated damages (if any), if such damage exceeds the amount of the liquidated damages (if any).
9.3The payment by the Holder of any liquidated damages and regular damages shall not affect the Company’s right to pursue other remedies that the Company may have against the Holder as a result of a breach.
10.APPOINTMENT OF AGENT ETC.
10.1The Holder hereby irrevocably authorizes the Board, with full power of substitution, to endorse such documents on behalf of the Holder and to take any other action reasonably necessary to effect any of the Holder’s obligations under these terms and conditions, including but not limited to, execution of a transfer of Shares owned by the Holder. The Board shall hold any payment received for the benefit of the Holder under this clause 10.1 on behalf of the Holder and separated from any other funds. A withdrawal of the authorization as provided for in this clause 10.1 constitutes a material breach of these terms and conditions for purposes of clause 8 and 9.
10.2The Holder hereby undertakes to sign, execute and deliver such documents (including without limitation any subscription form), and to take any other actions, as reasonably required by the Board in order to ensure compliance with or observation of the Holder’s obligations under these terms and conditions.
11.PAYMENT OF CERTAIN TAXES
11.1The Group will perform withholding of taxes in relation to the Restricted Stock Units and the Shares delivered upon settlement if and to the extent required by law or decisions by governmental authorities or if the Board in its reasonable opinion considers it appropriate for the Group to perform such withholding of taxes (any such withholding tax obligation of the Holder, “Withholding Obligation”). For the avoidance of doubt, this clause 11.1 shall not affect the Holder’s liabilities and undertakings pursuant to the remainder of this clause 11.
11.2The Holder is liable for and undertakes to pay any taxes (including but not limited to income taxes, capital taxes, employment taxes, self-employment taxes, social security contributions as well as any tax penalties thereon) for which he/she may be liable in relation to the Restricted Stock Units and any Shares issued at settlement (“Holder’s Tax Liability”). For the avoidance of doubt, any Withholding Obligation (whether preliminary or deducted at source) on employment income, dividends and capital gains will always be considered as Holder’s Tax Liability.
11.3The calculation of any Withholding Obligation or Holder’s Tax Liability, as applicable, will be subject to applicable rules and regulations and based on the applicable tax rates, as determined by the Board in its sole discretion in connection with determining the Holder’s Payment Obligations.
11.4The Group assumes no responsibility for any Holder’s Tax Liability. The Holder represents that the Holder is not relying on the Group for any tax advice and explicitly agrees not to demand any compensation from the Group to cover any Holder’s Tax Liability.
12.DATA PROTECTION
12.1For the purposes of implementing, managing and administering the Restricted Stock Unit Program, and for the Holder to participate in the Restricted Stock Unit Program, it is necessary for the

Company, acting as data controller, and other companies in the Group to process the Holder’s personal data. For more information regarding the processing of the Holder’s personal data, see the Company’s separate privacy notice which can be found in the ESOP Portal, that can be reached through the Internal Services webpage.
13.MISCELLANEOUS
13.1The Restricted Stock Units may not be transferred, otherwise disposed, pledged, borrowed against or used as any form of security.
13.2The Company shall be entitled to amend these terms and conditions to the extent required by legislation, regulations, court decisions, decisions by public authorities or agreements, or if such amendments, in the reasonable judgment of the Company, are otherwise necessary for practical reasons, and provided in all of the aforementioned cases that the Holder’s rights are in no material respects adversely affected. If the Holder’s rights would be materially adversely affected, the Holder’s written consent shall be necessary for such amendment.
13.3Nothing in these terms and conditions or in any right or Restricted Stock Unit granted under these terms and conditions shall confer upon the Holder the right to continue in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Group or of the Holder, which rights are hereby expressly reserved by each, to terminate the Holder’s employment or service at any time.
13.4The Holder has no right to compensation or damages for any loss in respect of the Restricted Stock Unit where such loss arises (or is claimed to arise), in whole or in part, from the termination of the Holder’s employment or service; or notice to terminate employment or service given by or to the Holder. However, this exclusion of liability shall not apply to termination of employment or service, or the giving of notice, where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of the Holder’s employment or service amounted to unfair or constructive dismissal of the Holder.
13.5The Holder undertakes not to use or disclose the contents of these terms and conditions, or any financial information, trade secrets, customer lists or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to these terms and conditions or otherwise, relating to the Group unless: (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal; or (ii) such disclosure has been consented to by the Company, provided, however, that the Holder may disclose the terms and conditions of his or her Restricted Stock Units to the Holder’s spouse, personal attorney and/or tax preparer. If a Holder becomes required, in circumstances contemplated by (i) to disclose any information, the disclosing Holder shall use its best efforts to consult with the Company prior to any such disclosure.
13.6Shares will not be issued or delivered under this Restricted Stock Unit Program unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. In addition to the terms and conditions provided herein, the Board may require that a Holder make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with applicable law. The Board shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Restricted Stock Unit, including a window-period limitation, as may be imposed in the sole discretion of the Board.

14.TERM AND TERMINATION
These terms and conditions shall enter into force on the Implementation Date and remain in force until close of business in Sweden on March 31, 2031. The parties shall, however, after such date continue to be bound by the provisions set out in clause 13.5 and 15.
15.GOVERNING LAW AND JURISDICTION
15.1These terms and conditions shall be governed by and construed in accordance with the substantive law of Sweden (excluding its rules on conflict of laws).
15.2The Company and the Holder undertake to use their best efforts to resolve any disagreements or disputes regarding these terms and conditions between them or any two or more of them through discussions and mutual agreement.
15.3Any dispute, controversy or claim arising out of or in connection with these terms and conditions, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Unless otherwise agreed between the parties to such arbitration, the Arbitral Tribunal shall be composed of a sole arbitrator, the seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.
15.4The arbitral proceedings and all information and documentation related thereto shall be confidential, unless a disclosure is required under any applicable law, relevant stock exchange regulations or order of court, other tribunal or competition authority or as otherwise agreed between the Company and the Holder in writing.

APPENDIX 1 (a)
TO TERMS AND CONDITIONS GOVERNING EMPLOYEE RESTRICTED
STOCK UNITS 2021/2026 IN SPOTIFY TECHNOLOGY S.A., TERMS AND CONDITIONS GOVERNING EMPLOYEE STOCK OPTIONS 2021/2026 IN SPOTIFY TECHNOLOGY S.A. AND TERMS AND CONDITIONS GOVERNING EMPLOYEE RETENTION COMPENSATION PROGRAM 2021/2026 IN SPOTIFY TECHNOLOGY S.A.

This Appendix 1(a) to the Terms and Conditions Governing Employee Restricted
Stock Units 2021/2026 in Spotify Technology S.A. (the “RSU Plan”), Terms and Conditions Governing Employee Stock Options 2021/2026 in Spotify Technology S.A. (the “ESOP”) and Terms and Conditions Governing Employee Retention Compensation Program 2021/2026 in Spotify Technology S.A. (the “Retention Program”) (together, the “Rules”) shall apply only to [NAME]1.
Capitalized terms contained herein shall have the same meanings given to them in the applicable Rules, unless otherwise provided by Appendix 1(a). Further, any reference to “Holder” in clauses 1 and 2 below shall be read as “Employee” in respect of the Retention Program.
The Rules and this Appendix 1(a) shall be read together. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of this Appendix 1(a) and the Rules, the provisions of the Rules shall govern unless expressly stated otherwise in this Appendix 1(a).
This Appendix 1(a) is effective as of the Implementation Date.
1 Include Holder name

APPENDIX 1(a)
1.VESTING
1.1Each of the Rules shall be amended such that, with respect to [NAME], clause 5.3.1 of each of the Rules shall instead have the following wording:

“Notwithstanding anything set forth in these terms and conditions to the contrary, if (i) the employer terminates the employment of the Holder with the Group for any other reason than for Cause (as defined below); or (ii) the Holder resigns due to the employer’s material breach of the Holder’s employment contract, then (x) such number or portion of the Holder’s unvested awards granted hereunder (each, an “Award”) shall fully and non-contingently vest as of the date of termination of employment as would have vested had termination of employment occurred six months after the actual date of termination of employment; and (y) any remaining unvested Awards shall immediately lapse. A termination of employment described in clause 7.1.5 or 7.1.9 of the RSU Plan, 9.1.6 or 9.1.7 of the ESOP or 6.1.4 or 6.1.5 of the Retention Plan will not receive acceleration under this paragraph, and will instead be treated in accordance with such applicable clause.
If Holder’s employment terminates for any reason other than the specific exceptions specified in the previous paragraph, then all unvested Awards shall cease vesting as of the date of termination of employment and shall immediately lapse (in the case of the Retention Compensation, at the time set out in the table below).”
2.CHANGE IN CONTROL
2.1The Rules shall be amended such that, with respect to [NAME], a new clause 7.1.9 of the RSU Plan, a new clause 9.1.7 of the ESOP and a new clause 6.1.5 of the Retention Plan shall be added and shall have the following wording:

“Notwithstanding anything set forth herein to the contrary, if there is a Change in Control and, in connection with or within a period of six months following the closing of the Change in Control, (a) the Holder is required to perform duties that are materially inconsistent with those normally performed by a [TITLE]2 or is not [TITLE] of the entity resulting from the Change in Control, and the Holder elects to resign as a result of such requirement, or (b) the Holder otherwise experiences a constructive termination, and if any Awards are subject to continued vesting after the Change in Control, then all of the Holder’s unvested Awards shall fully vest as of the date of his or her termination of employment.”

2 To include Holder’s title.